Exhibit 14(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement on Form N-14 of Merrill Lynch Large Cap Series Funds, Inc. of our report dated December 10, 2002 on Merrill Lynch Large Cap Core Fund (the "Fund") of Merrill Lynch Large Cap Series Funds, Inc. and our report dated December 10, 2002 (January 7, 2003 as to Note 5) on Master Large Cap Core Portfolio of Master Large Cap Series Trust, both appearing in the October 31, 2002 Annual Report of the Fund, and to the references to us under the captions "COMPARISON OF THE FUNDS - Financial Highlights -- ML Core" and "EXPERTS" appearing in the Joint Proxy Statement and Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
February 24, 2003